Exhibit 10.5

CERTIFICATE OF ELIMINATION

OF

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

OF

CORN PRODUCTS INTERNATIONAL, INC.

Corn Products International, Inc. (the “Company”), a corporation organized and existing under the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY THAT:

FIRST: That at a meeting of the Board of Directors the following recitals and resolutions were duly adopted:

WHEREAS, pursuant to the Rights Agreement, dated as of November 19, 1997, as amended and restated as of September 9, 2002 (the “Rights Agreement”), between Corn Products International, Inc., a Delaware corporation (the “Company”), and The Bank of New York, a New York banking corporation (the “Rights Agent”), the Company issued rights initially representing the right to purchase one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $0.01 per share of the Company (the “Series A Preferred Stock”) having the rights, powers and preferences set forth in the Certificate of Designation, Preferences and Rights attached to the Rights Agreement (“Rights”);

WHEREAS, on November 25, 1997 the Company filed pursuant to Section 151 of the General Corporation Law of the State of Delaware (“DGCL”) a Certificate of Designation of the Series A Junior Participating Preferred Stock of Corn Products International, Inc. (the “Certificate of Designation”), which upon filing became a part of the Company’s Certificate of Incorporation; and

WHEREAS, the Rights never became exercisable, the Rights Agreement and the Rights have expired in accordance with their terms and no shares of Series A Junior Participating Preferred Stock have been issued.

NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority conferred on the Board of Directors by the provisions of Section 151(g) of the DGCL, the Board of Directors hereby eliminates the Series A Participating Preferred Stock, none of which is currently outstanding and none of which will be issued; and

FURTHER RESOLVED, that any proper officer of the Company be and each of them is hereby authorized, empowered and directed, in the name and on behalf of the Company, pursuant to Section 151(g) of the DGCL, to execute and file a Certificate of Elimination of the Series A Preferred Stock with the Secretary of State of the State of Delaware, which shall have the effect when filed with the Secretary of State of the State of Delaware of eliminating from the Amended and Restated Certificate of Incorporation of the Company all matters set forth in the Certificate of Designation of Rights and Preferences of Series A Participating Preferred Stock with respect to such Series A Preferred Stock and to execute and deliver any and all other documents, and to do or cause to be done any and all acts as such officer may deem necessary or appropriate to carry out the intent of these resolutions.

SECOND: That in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Restated Certificate of Incorporation of the Company is hereby amended to eliminate all matters set forth in the Certificate of Designation with respect to the Series A Preferred Stock.

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IN WITNESS WHEREOF, said Corn Products International, Inc. has caused this certificate to be signed by Mary Ann Hynes, its Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer, this 21st day of May, 2010.

CORN PRODUCTS INTERNATIONAL, INC.

By:	/s/ Mary Ann Hynes
Mary Ann Hynes, Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer